                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              A. T. Cross Company
                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement if other than Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                           [A.T. Cross Company Logo]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1999

                   TO THE STOCKHOLDERS OF A.T. CROSS COMPANY:

     Notice is hereby given that the annual meeting of stockholders of A.T. Cross Company (the "Company") will be held on Thursday, April 22, 1999 at 10:00 a.m. at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865, for the following purposes:

     1. Fixing the number of directors at nine, of which three shall be Class A directors and six shall be Class B directors (by holders of Class A and Class B common stock voting together as a single class).

     2. Electing three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified.

     3. Appointing independent public accountants to audit the Company's books and accounts for the year ending December 31, 1999 (by holders of Class B common stock only).

     4. Transacting such other and further business as may properly come before said meeting upon which the holders of Class A common stock or Class B common stock, respectively, are entitled to vote.

     The stock transfer books will not be closed. The close of business on February 24, 1999 has been fixed as the record date for determining stockholders entitled to vote at the annual meeting or any adjournment thereof, and only holders of record of Class A common stock or Class B common stock as of that time are entitled to receive notice of and to vote at said meeting or any adjournment thereof.

                                            By order of the Board of Directors

                                            /s/ Tina C. Benik

                                            Tina C. Benik
                                            Corporate Secretary

March 23, 1999

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS
  POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                               [A.T. CROSS LOGO]

                                ONE ALBION ROAD
                          LINCOLN, RHODE ISLAND 02865


                                PROXY STATEMENT
                        FOR ANNUAL STOCKHOLDERS' MEETING
                                 APRIL 22, 1999

          This statement is furnished in connection with the accompanying proxy which is solicited by the Board of Directors of A.T. Cross Company (the "Company") from holders of Class A common stock of the Company for use at the annual meeting to be held April 22, 1999. Any stockholder giving a proxy may revoke the same prior to its exercise by filing a later proxy with the Company, by attending the meeting and voting in person, or by giving notice in writing or in person to the Corporate Secretary. If not revoked, the persons named in the accompanying proxy will vote such proxy in the manner specified therein and, in the discretion of the persons named, for or against any matter upon which holders of Class A common stock are entitled to vote which properly comes before the meeting and which has been omitted from the proxy and proxy statement. The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy statements to their principals, will be borne by the Company. Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Company, who will not receive additional compensation therefor. In addition, the Company has retained Georgeson & Co., New York, N.Y., to aid in the solicitation of proxies. The charges of such firm, estimated at $5,500, excluding expenses, will be paid by the Company. This proxy statement and the enclosed form of proxy are expected to be sent to stockholders on or about March 23, 1999.

          A copy of the Company's annual report for the year 1998 containing financial statements for the year ended December 31, 1998 is also enclosed, but is not to be considered a part of the proxy soliciting material.

          As of February 24, 1999 the Company had outstanding 14,747,203 shares of Class A common stock and 1,804,800 shares of Class B common stock. Only stockholders of record at the close of business on that date are entitled to vote at the annual meeting. Stockholders shall be entitled to one vote for each share held on the foregoing record date with respect to matters on which shares of that class are eligible to vote.

STOCKHOLDERS' PROPOSALS

          Any proposal of a stockholder intended to be presented at the next annual meeting of the Company, scheduled to be held April 27, 2000, must be received by the Company's Corporate Secretary not later than November 29, 1999 for inclusion in the proxy statement and form of proxy relating to that meeting. Any stockholder proposal intended to be presented at the next annual meeting of the Company without being included in the proxy statement and form of proxy relating to such meeting must be received by the Company's Corporate Secretary not later than February 6, 2000.

VOTING RIGHTS

          Holders of Class A common stock have the right to elect one-third of the number of directors from time to time fixed by the holders of Class A and Class B common stock voting together as a single class; provided, however, that if the total number of directors is not evenly divisible by three, then the holders of Class A common stock have the right to elect that number of directors which is the nearest whole number when the total number of directors is divided by three. Holders of Class B common stock have the right to elect the remaining directors. It is proposed that the number of directors for the ensuing year be fixed at nine (see "ELECTION OF DIRECTORS"), and if this proposal is adopted, holders of Class A common stock will have the right to elect three directors.

          In addition, holders of Class A and Class B common stock vote together as a single class:

          a) For the reservation in the future of shares to be issued pursuant to options granted or to be granted to directors, officers or employees; and

          b) With respect to the acquisition of assets or shares of any other company if:

               (1) An officer, director or holder of ten percent or more of either Class A or Class B common stock has an interest in the transaction;

               (2) The transaction would, in the reasonable judgment of the
                   Board of Directors, presently or potentially increase by nineteen and one-half percent or more the aggregate of the Class A or Class B common stock outstanding immediately prior to such transaction; or

               (3) The transaction would involve the issuance of any Class A or
                   Class B common stock and in the reasonable judgment of the Board of Directors the value of the consideration furnished by the Company is nineteen and one-half percent or more of the aggregate market value of all Class A and Class B common stock outstanding immediately prior to such transaction.

          Notwithstanding the foregoing, if the consummation of any transaction described above would, with respect to either the Class A common stock or the Class B common stock, result in a change in the designations, preferences, limitations or relative rights of the shares of such class or have certain other effects as specified in the Company's articles, the holders of Class A and Class B common stock vote as separate classes on such transaction.

          Except as stated above or otherwise required by law, all voting power is vested in the holders of Class B common stock so long as any shares of Class B common stock are outstanding.

VOTING PROCEDURES

     The numbers of Class A and Class B directors will be fixed by vote of the holders of a majority of the Class A and Class B shares present at the annual meeting in person or represented by proxy, voting as a single class. The Class A directors will be elected in each case by vote of the holders of a majority of the Class A shares present or represented at the meeting, and the Class B directors will be similarly elected by the holders of a majority of the Class B shares.

     Shares represented by proxies which are marked "abstain" with respect to fixing the number of directors, "withheld" with respect to the election of any particular nominee for director, or to deny discretionary authority on any other matters, will be counted as shares present and entitled to vote, and accordingly any such marking of a proxy will have the same effect as a vote against the proposal to which it relates.

     Under the rules of the American Stock Exchange, on which the Class A shares are listed, brokers who hold Class A shares in street name have the authority to vote such shares on certain items, including fixing the number of and electing directors, unless they have received instructions from the beneficial owners to the contrary, in which case the shares are to be voted or the votes relating thereto withheld, as directed by the beneficial owners. Such rules also provide that brokers may not vote shares held in street name on certain other matters without specific instructions from their customers. Shares subject to such "broker non-votes" will not be treated as shares entitled to vote on the matters to which they relate and will have no effect on the outcome of the voting on such matters. It is not presently anticipated that any matter which might be the subject of a "broker non-vote" will come before the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The stockholders listed below were beneficial owners of more than 5% of the outstanding Class A or Class B common stock of the Company at the close of business February 24, 1999, insofar as the Company is aware. The beneficial owners exercise sole voting and investment power over their shares unless otherwise indicated.

--------------------------------------------------------------------------------

                                                                                          PERCENT
  NAME AND ADDRESS                           AMOUNT AND NATURE OF                            OF      TITLE OF
 OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)(2)(3)                     CLASS       CLASS
--------------------------------------------------------------------------------------------------------------

Bradford R. Boss       1,863,695 (including 480,000 as co-trustee of W. Russell Boss,       12.52%       A
  11982 Lost Tree Way  Jr. Trust A; 585,000 as co-trustee of W. Russell Boss, Jr. Trust
  North Palm Beach,    B; and 500,000 as co-trustee of W. Russell Boss, Jr. Trust C)
  FL 33408

Bradford R. Boss       1,804,800 (902,400 as co-trustee of W. Russell Boss, Jr. Trust A;    100.0        B
                       and 902,400 as co-trustee of W. Russell Boss, Jr. Trust B)

Russell A. Boss        1,888,464 (including 480,000 as co-trustee of W. Russell Boss,       12.67        A
  40 Peaked Rock Lane  Jr. Trust A; 585,000 as co-trustee of W. Russell Boss, Jr. Trust
  Narragansett, RI     B; and 500,000 as co-trustee of W. Russell Boss, Jr. Trust C)
  02882

Russell A. Boss        1,804,800 (902,400 as co-trustee of W. Russell Boss, Jr. Trust A;    100.0        B
                       and 902,400 as co-trustee of W. Russell Boss, Jr. Trust B)

Edwin G. Torrance      488,217 (including 480,000 as co-trustee of W. Russell Boss, Jr.      3.31        A
  129 Nayatt Road      Trust A)
  Barrington, RI
  02806

Edwin G. Torrance      902,400, as co-trustee of W. Russell Boss, Jr. Trust A                50.0        B
Noel M. Field, Jr.     605,100 (including 585,000 as co-trustee of W. Russell Boss, Jr.      4.10        A
  50 Sakonnet Point    Trust B and 20,000 as executor of an estate)
    Road
  Little Compton, RI
  02837

Noel M. Field, Jr.     902,400 as co-trustee of W. Russell Boss, Jr. Trust B                 50.0        B

Fleet Financial        1,117,532 (including 1,045,032 as to which Fleet Financial Group,     7.58        A
Group, Inc.(4)         Inc. has sole voting power; 12,325 as to which it has shared
  One Federal Street   voting power; 537,582 as to which it has sole investment power;
  Boston, MA 02110     and 567,125 as to which it has shared investment power)

Dimensional Fund       839,500, as to which Dimensional Fund Advisors Inc. has sole          5.69        A
Advisors Inc.(4)       voting and investment power
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA
  90401

Galal P. Doss(4)       2,486,700 (including 2,314,400 as to which Mr. Doss has sole         16.86        A
  P.O. Box 45          voting power and 172,300 as to which Mr. Doss has shared voting
  Tenth of Ramadan     power)
  Egypt

(1) Includes Class A shares subject to options exercisable within 60 days, as follows: Mr. B. Boss - 142,545; Mr. R. Boss - 156,145; and Mr. Torrance - 2,717.
(2) Includes restricted Class A shares as to which the holder has sole voting power but no investment power during the restricted period, as follows: Mr.
    B. Boss - 2,059; and Mr. R. Boss - 2,984.
(3) There is shared voting and investment power with respect to all shares held by a co-trustee of W. Russell Boss, Jr. Trust A, W. Russell Boss, Jr. Trust B, and W. Russell Boss, Jr. Trust C.
(4) Information concerning beneficial ownership is pursuant to Schedules 13D and 13G filed with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

     Bradford R. Boss and Russell A. Boss are, together with Edwin G. Torrance, the co-trustees of Trust A referred to above; they are, together with Noel M. Field, Jr., the co-trustees of Trust B referred to above; and they are, together with Fleet National Bank, the co-trustees of Trust C referred to above. The co-trustees of each trust jointly exercise investment and voting powers with respect to the assets of the trust.
     The Class B shares held by Trusts A and B are convertible into Class A shares on a share-for-share basis at any time. If the Class B shares were all converted into Class A shares, Bradford R. Boss and Russell A. Boss would be the beneficial owners of 21.97% and 22.10%, respectively, of the outstanding Class A shares.
     If the Class B shares held by Trust A were so converted, Edwin G. Torrance would be the beneficial owner of 8.88% of the outstanding Class A shares, and if the Class B shares held by Trust B were so converted, Noel M. Field, Jr. would be the beneficial owner of 9.63% of the outstanding Class A shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table reflects as of February 24, 1999, insofar as the Company is aware, the beneficial ownership of shares of common stock of the Company by directors, nominees, and officers. The beneficial owners exercise sole voting and investment power over their shares unless otherwise indicated.

--------------------------------------------------------------------------------

                                                                                             PERCENT
                                                AMOUNT AND NATURE OF                            OF      TITLE OF
NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP(1)(2)(3)                     CLASS       CLASS
-----------------------------------------------------------------------------------------------------------------

Bradford R. Boss          1,863,695 (including 480,000 as co-trustee of W. Russell Boss,       12.52%       A
                          Jr. Trust A; 585,000 as co-trustee of W. Russell Boss, Jr. Trust
                          B; and 500,000 as co-trustee of W. Russell Boss, Jr. Trust C)

Bradford R. Boss          1,804,800 (902,400 as co-trustee of W. Russell Boss, Jr. Trust A;    100.0        B
                          and 902,400 as co-trustee of W. Russell Boss, Jr. Trust B)

Russell A. Boss           1,888,464 (including 480,000 as co-trustee of W. Russell Boss,       12.67        A
                          Jr. Trust A; 585,000 as co-trustee of W. Russell Boss, Jr. Trust
                          B; and 500,000 as co-trustee of W. Russell Boss, Jr. Trust C)

Russell A. Boss           1,804,800 (902,400 as co-trustee of W. Russell Boss, Jr. Trust B;    100.0        B
                          and 902,400 as co-trustee of W. Russell Boss, Jr. Trust A)

John E. Buckley           239,762                                                               1.60        A

Bernard V. Buonanno, Jr.  10,045                                                                   *        A

H. Frederick              9,509                                                                    *        A
Krimendahl II

Terrence Murray           21,435(4)                                                                *        A

James C. Tappan           7,095                                                                    *        A

Edwin G. Torrance         488,217 (including 480,000 as co-trustee of W. Russell Boss, Jr.      3.31        A
                          Trust A)

Edwin G. Torrance         902,400 (as co-trustee of W. Russell Boss, Jr. Trust A)               50.0        B

Andries van Dam           100                                                                      *        A

Robert J. Byrnes, Jr.     26,666                                                                   *        A

John T. Ruggieri          45,110                                                                   *        A

All directors and         2,731,254 (including 777,281 shares subject to options exer-         17.60        A
executive officers as a   cisable within 60 days; 20,355 shares of restricted stock as to
group (18 persons)        which there is sole voting power but no investment power during the restricted period; and 1,565,000 held under trusts as to which there is shared voting and investment power)

All directors and         1,804,800                                                            100.0        B
executive officers
as a group (3 persons)

(1) Includes Class A shares subject to options exercisable within 60 days, as follows: Mr. B. Boss - 142,545; Mr. R. Boss - 156,145; Mr. Buckley - 213,445; Mr. Buonanno - 9,545; Mr. Krimendahl - 9,509; Mr. Murray - 9,435;
    Mr. Tappan - 4,095; Mr. Torrance - 2,717; Mr. Byrnes - 16,666; and Mr. Ruggieri - 44,348.

(2) Includes restricted Class A shares as to which the holder has sole voting power but no investment power during the restricted period, as follows: Mr.
    B. Boss - 2,059; Mr. R. Boss - 2,984; Mr. Buckley - 2,667; Mr. Byrnes - 10,000 and Mr. Ruggieri - 584.

(3) There is shared voting and investment power with respect to all shares held by a co-trustee of W. Russell Boss, Jr. Trust A, W. Russell Boss, Jr. Trust B and W. Russell Boss, Jr. Trust C.

(4) Excludes shares held by Fleet Financial Group, Inc. in various fiduciary capacities.

* Less than 1%

The Class B common stock is convertible share for share into Class A common stock at any time.

--------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS

     It is proposed to fix the number of directors at nine, of which three will be designated "Class A Directors" and six will be designated "Class B Directors". It is also proposed to elect three Class A directors (by holders of Class A common stock only) and six Class B directors (by holders of Class B common stock only) to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies will be voted for the nominees set forth below unless authorization to do so is withheld. All nominees are currently directors of the Company. Should any nominee become unavailable for any reason to accept nomination or election as a director, the persons named in the proxy will vote for the election of such other person or persons as management may recommend unless the stockholders vote to reduce the authorized number of directors. The terms of all directors will expire when their successors are duly elected at the annual meeting of stockholders scheduled to be held April 27, 2000. The following tables reflect information as of December 31, 1998.

                                          PRINCIPAL OCCUPATION         DIRECTOR
          NOMINEE            AGE         DURING PAST FIVE YEARS          SINCE            OTHER DIRECTORSHIPS(1)
---------------------------------------------------------------------------------------------------------------------
                                             CLASS A DIRECTORS

Terrence Murray              59    Chairman and Chief Executive Of-      1982      Fleet Financial Group, Inc.;
                                   ficer, Fleet Financial Group, Inc.              Allmerica Financial Corporation;
                                   (diversified financial services                 CVS Corporation
                                   corporation).(2)

Andries van Dam              60    Professor of Computer Science,        1998
                                   Brown University(3)

James C. Tappan              63    President, Tappan Capital Partners    1994      Pragma Providence Fund
                                   (equity investment firm).(3)

                                             CLASS B DIRECTORS

Bradford R. Boss             65    Chairman of the Board and, to         1960      Fleet Financial Group, Inc.
                                   April 1993, Chief Executive
                                   Officer(4 5)

Russell A. Boss              60    President and, to April 1993,         1962      Eastern Utilities Associates;
                                   Chief Operating Officer;                        Brown & Sharpe Manufacturing Co.
                                   thereafter President and Chief
                                   Executive Officer(4 5 6)

John E. Buckley              58    Executive Vice President to April     1980
                                   1993; thereafter Executive Vice
                                   President and Chief Operating
                                   Officer.(4)

Bernard V.                   60    Chairman (to 1989) and Director,      1986      Old Stone Corporation
  Buonanno, Jr.                    Old Fox, Inc., manufacturer of
                                   fertilizers and other agricultural
                                   products; counsel (1988 to 1990)
                                   and thereafter partner, Edwards &
                                   Angell, LLP, Providence, RI,
                                   attorneys-at-law. Partner,
                                   Riparian Partners, Ltd.,
                                   Providence, RI.(2 6 7)

Edwin G. Torrance            66    Partner, Hinckley, Allen & Snyder,    1995
                                   Providence, RI, attorneys-at-law
                                   (retired July 1996).(3 5)

H. Frederick Krimendahl II   70    Limited Partner, The Goldman Sachs    1972
                                   Group L.P.; Chairman (since March
                                   1992) Petrus Partners Ltd., New
                                   York, N.Y.(2)
---------------------------------------------------------------------------------------------------------------------

See footnotes on page 6.

     The Board of Directors has an Audit Committee, consisting of Messrs. Tappan, Torrance and van Dam, and a Compensation Committee, consisting of Messrs. Murray, Buonanno and Krimendahl.

     The Audit Committee has responsibility for overseeing the establishment and maintenance of an effective financial control environment, for overseeing the procedures for evaluating the system of internal accounting control, and for evaluating audit performance. The Compensation Committee has responsibility for developing, overseeing and implementing the overall compensation policy for the Company including, subject to full Board approval, the implementation of an incentive compensation plan for the Company.

     During 1998 the Board of Directors held five meetings, the Audit Committee held three meetings and the Compensation Committee held two meetings. All directors attended at least seventy-five (75%) percent of all board and applicable committee meetings.

     The Board does not have a nominating committee.

     (1) Includes only companies with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934 and any company registered as an investment company under the Investment Company Act of 1940.

     (2) Member of Compensation Committee.

     (3) Member of Audit Committee.

     (4) Member of Executive Committee.

     (5) Bradford R. Boss and Russell A. Boss are brothers.

     (6) Russell A. Boss and Bernard V. Buonanno, Jr. are cousins by marriage.

     (7) Edwards & Angell, LLP performed legal services for the Company in 1998 and is expected to perform legal services for the Company in 1999.

     (8) Hinckley, Allen & Snyder performed legal services for the Company during 1998 and is expected to perform legal services for the Company in 1999.

                             DIRECTOR COMPENSATION

     Members of the Company's Board of Directors were compensated for their services during 1998 at the rate of $15,000 per annum, plus $1,000 for each Board meeting attended. During 1998, the Board of Directors held five meetings. In addition, members of the Audit and Compensation Committees received $500 ($750 in the case of the committee chairmen) for each committee meeting attended. Members of the Executive Committee receive no compensation for attending committee meetings.

     Directors also automatically receive non-qualified stock options pursuant to the Company's Omnibus Incentive Plan. The number of options granted annually is determined by dividing, in each case, the compensation paid to a director for his service to the Company as a director during the preceding calendar year by the mean between the high and low trading prices for the Company's Class A common stock on the last trading day of such year. Options under the non-qualified plan are granted with exercise prices equal to the fair market value of the Class A common stock on the date of grant. In 1998, Messrs. Krimendahl, Torrance, Tappan, and Buonanno received such options to purchase 2,012 shares, and Messrs. Boss, Boss, Buckley, and Murray received such options to purchase 1,916 shares. Mr. van Dam did not join the Board until 1998 and so was not eligible to receive options.

                           REPORT TO STOCKHOLDERS ON
                              COMPENSATION MATTERS

     The 1998 compensation of the Chairman, the President and Chief Executive Officer, and the Executive Vice President and Chief Operating Officer of the Company (the "three named officers") was established by the members of the Compensation Committee of the Board of Directors. None of the three directors comprising the Compensation Committee is an employee of the Company, although Mr. Buonanno is a cousin by marriage to the President and Chief Executive Officer. See also "Compensation Committee Interlocks and Insider Participation" on page 13. The compensation of the remaining executive officers of the Company was recommended by the three named officers, with input from the Company's Director of Compensation, Benefits and International Human Resources, and approved by the Compensation Committee.

     The elements of compensation for each executive officer consist of base pay, annual incentive bonus and long-term incentives. The compensation of each executive officer was based on three primary factors:

     -- The performance of the executive in meeting key strategic objectives, including increasing stockholder value.

     -- The external competitiveness of the Company's pay levels with those of other manufacturing companies with similar revenues and scope of operations.

     -- The internal pay equity that exists among individual executives and other Company employees.

     The Compensation Committee is privy to external compensation data through the Company's participation in, and analysis of, periodic compensation surveys conducted by independent consulting firms and associations, including but not limited to Towers-Perrin and Hewitt Associates, which report on compensation paid to other executives at companies of similar size. There are approximately 350 companies in the various survey groups. This number is subject to occasional change from year to year. The Compensation Committee extrapolated the survey information using a combination of single and multiple regression analyses. Factors used in the regression analyses included, but were not limited to, corporate sales, company assets, stockholders' equity, return on equity, board membership, and years of service. In addition, the Compensation Committee also utilized the survey data to gauge the Company's competitive position with other companies with respect to bonus and stock option grants.

     The Compensation Committee also reviewed its standing against other companies in a survey that compares a number of financial performance criteria. The survey ranks participating companies on one- and five-year returns on assets, equity and capital. It also ranks their one-year return on sales and common stock appreciation plus yield.

     The Board has reviewed the Company's exposure with respect to qualifying executive officer compensation for deduction under Section 162(m) of the Internal Revenue Code. The Board has deferred adopting a policy on this issue as it does not expect compensation to reach relevant levels in the near future.

     The following is a more specific discussion of each compensation component:

BASE SALARY:

     The Compensation Committee targets its base pay for the Chief Executive Officer at the 50th to 65th percentile of executive officers of manufacturing organizations of approximately the same size

(less than $500 million in annual sales) and scope of operations as the Company. Based on survey data, the Compensation Committee believes the base pay for its executives has been within this range for the last several years.

     In considering a 1998 base salary adjustment for the three named officers, the Compensation Committee took note of the Company performance for 1997. The Committee also reviewed the pay of similar level officers in the survey groups referred to above and the amount of merit pay budgeted for the rest of the Company. The Committee approved base salary adjustments of 2.8% for Bradford R. Boss, 2.9% for Russell A. Boss, and 3.0% for John E. Buckley. The remaining two highest paid executive officers received a weighted average increase of 9.7%.

BONUS:

     Bonus payments to executives for 1998 performance were governed by the Executive Compensation Program approved by the Compensation Committee for 1998. All of the named officers, except for Mr. Byrnes, were participants in this plan. The annual incentive payments to eligible executives are designed to provide rewards based on meeting approved business plans. This is measured by whether or not the Company achieved a particular level of operating income or loss before taxes (OIBT).

     Under the program, the OIBT benchmarks for 1998 were similar to 1997. Opportunities for bonuses under the plan were reduced from prior years. Based on the formula, the four participating named officers failed to earn a bonus for 1998 performance. The Chief Financial Officer was awarded a discretionary bonus of $18,000.

     Mr. Byrnes' bonus payment for 1998 performance was governed by a Pen Computing Group Annual Incentive Plan. The incentive payment under this plan is designed to provide a reward based on meeting approved business plans. This is measured by whether or not the Pen Computing Group achieved a particular level of OIBT, achievement of Net Sales Targets, and the achievement of certain Pen Computing Group division business objectives. Based on the Plan, Mr. Byrnes was awarded a bonus of $41,833.

     The Company analyzes its total cash compensation (base salary plus bonuses) in relation to other similarly sized companies and targets the 75(th) percentile as a competitive norm assuming the maximum bonus percentage is earned. Applying the most recent survey data available to the Company (April 1998), the total cash compensation for the named officers as a group was below the 50th percentile compared to other companies included in the surveys.

LONG-TERM INCENTIVES:

     The Company has relied upon grants under incentive and non-qualified stock option plans to provide key officers and managers with an ownership position in the Company to create a long-term incentive to increase stockholder value.

     In the interests of retaining key management talent and of providing appropriate incentives to increase stockholder value, the Compensation Committee recommended the following action to the Board of Directors:

     A grant was made to the executive group, including the five named officers, on December 8, 1998 at the then fair market price of $6.0625. The options granted to the five named executives were as follows: Mr. B. Boss, 38,000 shares; Mr. R. Boss, 78,800 shares; Mr. Buckley, 70,500 shares, Mr. Byrnes, 50,000 shares; and Mr. Ruggieri, 25,000 shares. All the grants provided for incremental vesting with one-third of the grant immediately vesting and the remaining two-thirds vesting equally over the next two years.

     The foregoing report is presented by the following:

                          1998 COMPENSATION COMMITTEE


                             Bernard V. Buonanno, Jr.
                            H. Frederick Krimendahl II
                            Terrence Murray, Chairman

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers during the last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                 ANNUAL COMPENSATION               -------------------------
                                      ------------------------------------------                 NUMBER OF
                                                                      OTHER        RESTRICTED    SECURITIES
          NAME AND                                                   ANNUAL          STOCK       UNDERLYING     ALL OTHER
     PRINCIPAL POSITION        YEAR   SALARY(1)         BONUS    COMPENSATION(2)   AWARDS(3)      OPTIONS      COMPENSATION
     ------------------        ----   ---------        -------   ---------------   ----------   ------------   ------------
Russell A. Boss                1998   $443,000              --       $4,320               --       80,716(4)     $ 5,473(5)
  President and                1997    433,000              --        4,320               --       21,740(6)       5,349
  Chief Executive Officer      1996    430,233              --        4,320               --        1,283(7)      22,732

Bradford R. Boss               1998    311,667              --        4,320               --       39,916(4)       6,049(8)
  Chairman                     1997    305,000              --        4,320               --       21,740(6)       5,860
                               1996    303,067              --        4,320               --        1,283(7)      17,820

John E. Buckley                1998    398,167              --        4,320               --       72,416(4)       4,800(9)
  Executive Vice President     1997    389,000              --        4,320               --       31,740(6)       4,750
  Chief Operating Officer      1996    386,567              --        4,320               --        1,283(7)      20,292

Robert J. Byrnes, Jr.          1998    261,458         $41,833        3,600               --       50,000          4,800(9)
  President and                1997    116,506(10)          --        1,697         $106,250(11)        --            --
  Chief Operating Officer,
  Cross Pen Computing
  Group

John T. Ruggieri               1998    172,500          18,000        3,600               --       25,000          4,800(9)
  Senior Vice President,       1997    145,207          21,750        3,600               --       40,265          4,656
  Treasurer, Chief Financial   1996    113,917          10,000        3,600               --           --          9,035
  Officer

--------------------------------------------------------------------------------

 (1) Messrs. R. Boss, B. Boss and Buckley's salary includes director fees of $20,000 for 1998 and 1997, and $19,900 for 1996.

 (2) Amounts listed under Other Annual Compensation consist of tax reimbursement payments made to the named individuals relating to amounts paid to these individuals as car allowances, except as otherwise noted.

 (3) Annual incentive awards which exceeded target award levels were paid in 1995 in restricted Class A common stock under the A. T. Cross Company Restricted Stock Plan to four of the five named executives. Mr. Byrnes did not participate in the Plan. The restricted stock awards provide that restrictions as to 50% of the restricted shares will lapse when writing instrument OIBT equals $25 million and restrictions on the balance of the shares will lapse when writing instrument OIBT is double the OIBT attained in 1994. If the specified OIBT levels have not been achieved by December 31, 1999, all shares then subject to restrictions will be forfeited. Termination of employment other than by reason of death or disability will also result in forfeiture of any shares subject to restrictions. The number and year-end value of the shares awarded for 1995, based on the December 31, 1998 closing market price of the Company's unrestricted Class A common stock of $5.375 are: Mr. R. Boss, 2,984 shares and $16,039, Mr.
      B. Boss, 2,059 shares and $11,067, Mr. Buckley, 2,667 shares and $14,335 and Mr. Ruggieri, 584 shares and $3,139. Dividends will be paid on the shares of restricted stock if and to the extent paid on the Class A and Class B common stock. No restricted stock awards were earned for 1996, 1997 or 1998.

 (4) Number of securities shown includes 1,916 shares underlying formula option received as a director of the Company pursuant to the Company's Omnibus Incentive Plan.

 (5) Mr. Boss's All Other Compensation for 1998 consists of 401(k) contributions ($4,800) and split dollar life insurance premiums ($673).

 (6) Number of securities shown includes 1,740 shares underlying formula option received as a director of the Company pursuant to the Company's Omnibus Incentive Plan.

 (7) Shares underlying formula option received as a director of the Company pursuant to the Company's Non-Qualified Stock Option Plan.

 (8) Mr. Boss's All Other Compensation for 1998 consists of 401(k) contributions ($4,800) and split dollar life insurance premiums ($1,249).

 (9) Messrs. Buckley, Byrnes and Ruggieri's All Other Compensation for 1998 consists of 401(k) contributions.

(10)  Mr. Byrnes was hired on July 14, 1997.

(11) Mr. Byrnes received 10,000 shares of restricted stock in December 1997. This grant was not pursuant to a plan. The restricted stock award provides that restrictions as to 50% of the restricted shares will lapse at the end of 1998 if the

      Pen Computing Group 1998 OIBT Target Number has been achieved, and restrictions on the balance will lapse at the end of 1999 if the Pen Computing Group 1999 OIBT Target Number has been achieved. In either year, if at least 80% of the applicable OIBT Target Number is achieved, 40% of the restrictions will lapse. In the event that the 1998 OIBT Target Number is not met, Mr. Byrnes will have an opportunity to have the restrictions lapse on all or some of that portion of restricted shares for which the restrictions did not lapse in 1998 if the 1999 OIBT Target Number is exceeded. No restricted stock award was earned for 1998.

      In addition, Mr. Byrnes has the right to earn additional bonus compensation based on the achievement by the Pen Computing Group of a certain profit performance target.

                                 STOCK OPTIONS

     The following tables set forth, as to the Chief Executive Officer and the four most highly compensated other executive officers of the Company, information with respect to stock option grants in 1998, options exercised during 1998 and year-end values of unexercised options. No options were exercised by these officers in 1998. The Company does not currently grant any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL
                                                                                  REALIZABLE VALUE
                                           INDIVIDUAL GRANTS                         AT ASSUMED
                        -------------------------------------------------------     ANNUAL RATES
                          NUMBER     PERCENTAGE                                    OF STOCK PRICE
                            OF        OF TOTAL                                      APPRECIATION
                        SECURITIES     OPTIONS                                     FOR THE OPTION
                        UNDERLYING   GRANTED TO    EXERCISE                             TERM
                         OPTIONS      EMPLOYEES      PRICE        EXPIRATION     -------------------
         NAME            GRANTED     IN 1998(1)    PER SHARE       DATE(2)          5%        10%
         ----           ----------   ----------    ---------      ----------        --        ---
Bradford R. Boss           1,916(3)      0.33%       $6.94     October 1, 2008   $  8,359   $ 21,184
                          38,000         6.49%       $6.06     December 8, 2008  $144,882   $367,158

Russell A. Boss            1,916(3)      0.33%       $6.94     October 1, 2008   $  8,359   $ 21,184
                          78,800        13.45%       $6.06     December 8, 2008  $300,439   $761,370

John E. Buckley            1,916(3)      0.33%       $6.94     October 1, 2008   $  8,359   $ 21,184
                          70,500        12.04%       $6.06     December 8, 2008  $268,794   $681,175

Robert J. Byrnes          50,000         8.54%       $6.06     December 8, 2008  $190,634   $483,103

John T. Ruggieri          25,000         4.27%       $6.06     December 8, 2008  $ 95,317   $241,552

---------------

(1) For purposes of this table, the total number of options granted to employees in 1998 was 585,262, including 15,712 options granted to the Company's directors under the formula provisions of the Company's Omnibus Incentive Plan.
(2) Subject to earlier termination in the event of termination of the grantee's office.
(3) These options were received as a director of the Company under the formula provisions of the Company's Omnibus Incentive Plan, further described herein under "Director Compensation."

                       OPTION VALUES AT DECEMBER 31, 1998

                              NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                     DECEMBER 31, 1998             DECEMBER 31, 1998(1)
                              -------------------------------   ---------------------------
      NAME                     EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
      ----                     -----------     -------------    -----------   -------------
Bradford R. Boss                 142,545           33,916           $0             $0
Russell A. Boss                  156,145           61,116           $0             $0
John E. Buckley                  213,445           58,916           $0             $0
Robert J. Byrnes                  16,666           33,334           $0             $0
John T. Ruggieri                  44,348           21,667           $0             $0

---------------

(1) Based on the mean between the high and low trading prices of the Class A common stock on December 31, 1998 ($5.375) minus the exercise price.

                               PERFORMANCE GRAPH

     The following graph compares the market performance of the Company's Class A common stock over the Company's last five fiscal years to the American Stock Exchange Market Value Index, the index used in the immediately preceding fiscal year's proxy statement as its peer group index (SIC Code - 3951 Pens & Mechanical Pencils) and a newly selected peer group index (Russell Group 2000) over the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Class A common stock and each index was $100 at December 31, 1993 and that all dividends were reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

---------------------------------------------------------------------------------------------------------------
                               1993           1994           1995           1996           1997           1998
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
A. T. Cross Company           100.00          93.89         108.81          87.69          79.89          43.89
---------------------------------------------------------------------------------------------------------------
Peer Group Index - 1997 -
  Sic Code 3951               100.00          93.58         122.57         115.23         134.30          64.33
---------------------------------------------------------------------------------------------------------------
Amex Market Index             100.00          88.33         113.86         120.15         144.57         142.61
---------------------------------------------------------------------------------------------------------------
Peer Group Index - 1998 -
  Russell 2000 Index          100.00          98.19         126.11         147.05         179.90         174.86
---------------------------------------------------------------------------------------------------------------

     In 1997, the Company broadened the segments in which it does business to include pen related computer products as well as the quality writing instrument business. 1998 represented the first full year in which the Company was in both business segments. Pen Computing sales represented approximately 15% of total revenue for the Company. Based on this change in circumstance, the Company did not believe it would be meaningful to compare its performance to the companies listed in SIC Code 3951 "Pens, Mechanical Pencils and Parts", as it has done in past years. The Company was not able to locate an industry group or line of business index against which it believes it could be meaningfully compared given the two segments in which it is doing business, as well as the relative size of the pen computing segment compared to its overall business. Based on the foregoing, the Company chose the Russell Group 2000 as a more meaningful group against which to compare its performance. The Russell Group 2000 represents a broad based group of small capitalization stocks and is generally believed to be indicative of market performance for small capitalization companies.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
     REMUNERATION      15        20         25         30         35
     ------------------------------------------------------------------
       $125,000     $ 30,000   $40,000   $ 50,000   $ 50,000   $ 50,000
        150,000       36,000    48,000     60,000     60,000     60,000
        175,000       42,000    56,000     70,000     70,000     70,000
        200,000       48,000    64,000     80,000     80,000     80,000
        225,000       54,000    72,000     90,000     90,000     90,000
        250,000       60,000    80,000    100,000    100,000    100,000
        300,000       72,000    96,000    120,000    120,000    120,000
        400,000       96,000   128,000    160,000    160,000    160,000
        450,000      108,000   144,000    180,000    180,000    180,000
        500,000      120,000   160,000    200,000    200,000    200,000

--------------------------------------------------------------------------------

     The Company maintains a non-contributory qualified retirement plan for the benefit of its employees, including the individuals named in the Summary Compensation Table. In addition, participants in the plan whose retirement benefits would exceed amounts permitted under the Internal Revenue Code participate in a non-qualified excess retirement plan which provides a supplemental unfunded benefit equal to the amount of any benefit that would have been payable under the qualified retirement plan but for certain limitations under the Internal Revenue Code. The benefits set forth in the Pension Plan Table above reflect the aggregate of the benefits under both the qualified and non-qualified plans. In each case, the indicated benefit will be reduced by the individual's social security credit. The qualified plan and the non-qualified plan are collectively referred to as the "Plan".

     Covered compensation under the Plan includes base salary, cash bonuses, overtime pay, and amounts contributed by the employee to the A.T. Cross Savings Plan maintained by the Company under Section 401(k) of the Internal Revenue Code. The Salary and Bonus columns of the Summary Compensation Table set forth above, less director fees, reflect all covered compensation of executive officers for 1998.

     As of December 31, 1998, each of the individuals named in the Summary Compensation Table was credited with fifteen years of service under the Plan with the exception of Robert J. Byrnes, who was credited with one year of service.

     The amounts payable shown in the above Table are based on the following assumptions:

        (i) The individual shall have retired at the normal retirement age of 65,

        (ii) "Average pay" is the highest average of the covered compensation paid to such individual over five consecutive years preceding retirement, and

        (iii) Benefits are paid in the form of a straight-life annuity. Payment options for spousal benefits are available.

                             COMPENSATION COMMITTEE
                             INTERLOCKS AND INSIDER
                                 PARTICIPATION

    As indicated under "Report to Stockholders on Compensation Matters" at page 7 above, the 1998 compensation of Messrs. Bradford R. Boss, Russell A. Boss and John E. Buckley, all of whom are members of the Board of Directors of the Company, was fixed by the Compensation Committee. The Compensation Committee is comprised of Terrence Murray, H. Frederick Krimendahl II, and Bernard V. Buonanno, Jr. The compensation of the remaining executive officers of the Company was recommended by the Messrs. Boss and Mr. Buckley and approved by the Compensation Committee.

    Bradford R. Boss is a member of the compensation committee of the board of directors of Fleet Financial Group, Inc. Terrence Murray, a director of the Company, is Chairman and Chief Executive Officer of Fleet Financial Group, Inc. and is Chairman of the Company's Compensation Committee.

APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    At the annual meeting, holders of Class B common stock will appoint auditors to examine the financial statements of the Company and its subsidiaries for the year 1999. Deloitte & Touche LLP has been nominated by the Board of Directors as such auditors. One or more representatives of Deloitte & Touche LLP plan to attend the annual meeting and will be afforded the opportunity to make a statement and answer questions.

    At least twice a year the Audit Committee reviews and approves the services that may be provided by its auditors during the year, considers the effect that performing such services might have on audit independence, and approves guidelines under which management may engage the auditors to perform non-audit services. It also reviews the services performed to see that they are consistent with its guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Class A common stock ("Insiders"), to file with the Securities and Exchange Commission and the American Stock Exchange reports of ownership and changes in ownership of such stock. Insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that during 1998 its Insiders complied with all applicable Section 16(a) filing requirements except that Jack Gelman, a former employee, failed to file a Form 5 on a timely basis.

OTHER MATTERS

    The Board of Directors and management know of no matter of business to be brought before the meeting which is not referred to above. However, if other business upon which holders of Class A common stock are entitled to vote shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy or any substitute to vote said proxy in accordance with their best judgment.

IMPORTANT

    NO MATTER HOW SMALL YOUR HOLDINGS, YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                                             Tina C. Benik
                                             Corporate Secretary

Dated: March 23, 1999

                                                                      4890-PS-99

                                     PROXY

                               A.T. CROSS COMPANY

         The undersigned holder of Class A common stock of A.T. Cross Company does hereby constitute and appoint Bradford R. Boss, Russell A. Boss, and Edwin
G. Torrance, or any one of them as attorneys and proxies of the undersigned, with full power of substitution for, and in the name and stead of, the undersigned to appear and vote all shares of Class A common stock of A.T. Cross Company held of record in the name of the undersigned at the annual meeting of A.T. Cross Company to be held at the offices of the Company, One Albion Road, Lincoln, Rhode Island 02865 on Thursday, April 22, 1999 at 10:00 A.M. and at any and all adjournments thereof as designated.

-----------                                                      -----------
SEE REVERSE     CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
    SIDE                                                            SIDE
-----------                                                      -----------

[x]Please mark
   votes as in
   this example.


1. NUMBER OF DIRECTORS:
   Fixing the number of Class A directors
   at three and Class B directors at six

     FOR   AGAINST  ABSTAIN
     [ ]     [ ]      [ ]

2. ELECTION OF CLASS A DIRECTORS:
   Nominees: Terrence Murray, James C. Tappan,
             Andries van Darn
                FOR     WITHHELD
                [ ]        [ ]

[ ]
   ------------------------------------------
     For all nominees except as noted above

3. OTHER BUSINESS
   In their discretion, the proxies are authorized to vote upon such other business as may properly come before said meeting or any adjournment thereof upon which Class A common stockholders are entitled to vote.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made this proxy will be voted FOR proposals 1 and 2. THIS PROXY IS BEING SOLICITED
ON BEHALF OF THE COMPANY'S BOARD OF
DIRECTORS.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

Please date, sign and mail promptly in the enclosed envelope. This proxy will not be used if you attend the meeting in person and so request.

Important: Please sign exactly as your name or names appear at left. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, give full tile as such. Corporate stockholders sign with full corporate name by a duly authorized officer, if a partnership, sign in partnership name by authorized person.

Signature
          ----------------------

Date
     ------------------

Signature
          ---------------------

Date
     ------------------